Exhibit 99.1

Paul Broyer, Candela Corporation 508-358-7400 x435

CANDELA REPORTS 29% GROWTH IN REVENUE

- COMPANY PROVIDES GUIDANCE -

WAYLAND, MA, April 27, 2004 — Candela Corporation (NASDAQ: CLZR) today reported that its third fiscal quarter revenue increased by 29% over revenue for the same quarter one year earlier, and increased 33% over the same nine-month period in the prior year.

Net income for the quarter was $1.96 million, or $.09 per share, compared to $2.62 million, or $.13 per share, for the prior year quarter in accordance with GAAP. The prior year net income for the quarter includes the effect of a favorable arbitration result in such quarter of $.76 million, or $.04 per share. The Company reported that its gross margin for the third fiscal quarter was impacted by approximately $.9 million in aggressive pricing terms it implemented to launch a new product to gain market share.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: “We saw a window of opportunity to take market share for the long term by building a significant referral base in a short period of time through initial aggressive pricing terms. We now have over 100 referral sites of physicians who are happy with this product. We accomplished this product rollout in less than eight weeks. We have since that time raised the price to the level we expected to offer the product over a longer selling period, but now have the benefit of an early adopter referral base, attracted by the aggressive pricing terms, who will attest to the value added of this device.” Puorro went on to say: “In the past, we have provided only limited guidance as to our expectations of growth. Given the obvious question of how this increased pricing strategy will impact our future results, we offer the following: We currently believe that our fourth fiscal quarter will bring our full year to approximately $100 million in revenues. We believe that gross margin in our fourth quarter will exceed that of each of the previous three quarters, and that our expenses will hold steady.”

The Company’s management team will host a live conference call at 10:00 a.m. (Eastern time) on Wednesday, April 28, 2004 to discuss the Company’s results for its third fiscal quarter ended March 27, 2004. A replay of the conference call, along with a copy of this earnings press release and accompanying financial and other statistical information, will be accessible from the Company’s website at www.candelalaser.com — About Candela — Investor Relations — News Releases.

About Candela:

Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 60 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 15 years ago, and currently has an installed base of over 7,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran). Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, and expense levels, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended June 28, 2003 and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

(TABLES FOLLOW)

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CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the nine months ended:
	March 27, 2004	March 29, 2003	March 27, 2004	March 29, 2003
Revenue	$27,650	$21,440	$70,234	$52,712
Cost of sales	13,672	10,443	34,697	26,106

Gross profit	13,978	10,997	35,537	26,606
Operating expenses:
Research and development	1,460	1,218	3,951	3,170
Selling, general and administrative	9,572	6,256	22,793	16,880

Total operating expenses	11,032	7,474	26,744	20,050

Income from operations	2,946	3,523	8,793	6,556
Other income (expense):
Interest income	73	428	228	562
Interest expense	(6)	(35)	(13)	(214)
Other income	(14)	255	398	(26)

Total other income	53	648	613	322

Income from continuing operations before income taxes	2,999	4,171	9,406	6,878
Provision for income taxes	1,039	1,335	3,215	2,276

Net income from continuing operations	1,960	2,836	6,191	4,602

Discontinued operations:
Loss from discontinued skin care center operations	—	(216)	(298)	(778)

Loss on disposal of Skin Care Center, including provision of 3,348 for operating losses less income tax benefit of 1,253	—	—	(2,095)	—

Net income	$1,960	$2,620	$3,798	$3,824

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.09	$0.14	$0.28	$0.23
Loss from discontinued operations	—	(0.01)	(0.11)	(0.04)

Basic earnings per share	0.09	0.13	0.17	0.19

Diluted:
Income from continuing operations	0.09	0.14	0.27	0.23
Loss from discontinued operations	—	(0.01)	(0.10)	(0.04)

Diluted earnings per share	$0.09	$0.13	$0.17	$0.19

Weighted average shares outstanding	22,150	20,378	21,759	19,807

Diluted weighted average shares outstanding	23,016	20,873	22,601	20,057

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	March 27, 2004	June 28, 2003
Assets

Current assets:
Cash and cash equivalents	$32,135	$31,870
Accounts receivable, net	31,953	26,572
Notes receivable	626	1,086
Inventories, net	15,352	10,834
Other current assets	1,532	658

Total current assets	81,598	71,020
Property and equipment, net	3,544	3,327
Other assets	7,114	6,154

Total assets	$92,256	$80,501

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,479	$5,271
Accrued payroll and related expenses	3,709	4,656
Accrued warranty	4,919	3,628
Income taxes payable	2,430	3,528
Other accrued liabilities	4,002	2,755
Deferred revenue	2,707	2,779

Total current liabilities	24,246	22,617

Long-term liabilities	3,290	3,393
Net liabilities of discontinued operations	3,859	1,143
Stockholders’ equity
Common stock	253	129
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	51,431	48,479
Accumulated earnings	21,701	17,904
Cumulative translation adjustment	473	(167)

Total stockholders’ equity	60,861	53,348

Total liabilities and stockholders’ equity	$92,256	$80,501